Exhibit 99.1

Optium Corporation 200 Precision Road Horsham, PA 19044 267-803-3800 www.optium.com
News Release

Contact:
Veronica Rosa
Investor & Media Relations
267-803-3801
vrosa@optium.com

Optium Strengthens WSS ROADM Product Line with Acquisition of
LCoS Intellectual Property Assets

Horsham, PA, July 10, 2007 (Prime Newswire) - Optium Corporation (NASDAQ: OPTM), a leading supplier of high-performance optical subsystems, today announced that it has acquired certain intellectual property assets of Microdisplay Corporation related to the design of Liquid Crystal on Silicon (LCoS) wafers used in its next generation WSS ROADM product line.  The aggregate purchase price in the transaction was approximately $2 million, including the assumption of certain liabilities.

“This acquisition extends Optium’s existing, proprietary technology for use of LCoS in a wavelength selective switch to the design and ownership of the LCoS device itself,” commented Eitan Gertel, Chairman and CEO of Optium Corporation.  “Ownership of these LCoS IP assets gives us the opportunity to further leverage the unique, software-defined optical functionality of our WSS as we continue to integrate additional features into our ROADM products and target new applications and market segments.  In addition, this acquisition streamlines our ROADM supply chain, providing greater operational flexibility as we undergo an aggressive ROADM production ramp to meet customer demand.  Consistent with our fabless operational model, we will continue to have all of our LCoS wafers fabricated by a major commercial silicon foundry.”

Optium expects that the full purchase price will be allocated to acquired intangible assets that will be amortized over three to five years.  The operational benefits from this acquisition are expected to immediately exceed the lost interest income on the cash paid in the transaction.

Optium offers the only WSS ROADM in the market today based on Liquid Crystal on Silicon technology.  Optium’s proprietary use of LCoS advances the wavelength selective beyond simple switching to a reconfigurable, software programmable device that is highly flexible in functionality.  The unique software-driven approach allows for next generation, advanced features such as drop and continue and programmable channel contouring.

About Optium Corporation

Optium is a leading designer and manufacturer of high-performance optical subsystems supporting core to the edge applications for use in telecommunications and cable TV network systems.  Optium’s broad suite of optical transport solutions feature fixed and wavelength agile 10Gb/s and 40Gb/s transceivers and subsystems, 10Gb/s pluggable transceivers, CATV trunking and distribution subsystems and Optium’s next generation WSS ROADM product line.  Quoted on the NASDAQ Global Market under the symbol “OPTM,” Optium is headquartered in Horsham, Pennsylvania and has offices in Sydney, Australia and Nes Ziona, Israel.  For more information, visit http://www.optium.com.

Optium Corporation Safe Harbor Statement

Certain statements made in this press release that are not based on historical information are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, business outlook of Optium Corporation (the “Company”).  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things:  risks associated with the Company’s ability to sell a sufficient number of ROADMs to realize the operational benefits expected from the Company’s acquisition of LCoS IP assets; risks associated with integrating a newly-acquired business; risks associated with changes in the demand for the Company’s products and/or aggressive competition, which may force the Company to reduce prices; risks associated with the development and acceptance of new products and product features; risks associated with the Company’s dependence on a limited number of customers for a significant percentage of its revenues; risks associated with dependence on a limited number of component suppliers and/or increased demand for components, which could lead to shortages that could disrupt or delay company shipments; risks associated with making significant investments in the expansion of the business and with increased expenditures; risks associated with the Company’s products being dependent upon the ability to anticipate and quickly respond to evolving technologies and customer requirements; risks associated with becoming subject to defending and resolving allegations or claims of infringement of intellectual property rights; risks associated with others infringing on the Company’s intellectual property rights; risks associated with the Company’s ability to retain existing personnel and recruit and retain qualified personnel; risks associated with rapidly changing technology and the ability of the Company to introduce new products on a timely and cost-effective basis; risks associated with changes in the competitive or regulatory environment in which the Company operates; and other risks.  Existing and prospective investors are cautioned not to place undue reliance on these forward-

looking statements, which speak only as of the date hereof. Optium Corporation undertakes no obligation to update or revise its forward looking statements contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Optium Corporation, see the disclosure contained in Optium Corporation’s public filings with the Securities and Exchange Commission, including the risk factors included in Optium Corporation’s Quarterly Report on Form 10-Q, filed June 11, 2007.  All filings are available through the SEC’s website at www.sec.gov or from Optium Corporation’s web site at www.optium.com.

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